Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pliant Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	(1)	(1)	(1)

Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	457(o)	(1)	(1)	(1)

Fees to Be Paid	Debt	Debt Securities	457(o)	(1)	(1)	(1)

Fees to Be Paid	Other	Warrants	457(o)	(1)	(1)	(1)

Fees to Be Paid	Other	Units	457(o)	(1)	(1)	(1)

Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$17,500,020	0.00011020	$1,928.50

	Total Offering Amounts					$17,500,020		$1,928.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,928.50

(1)

The Registrant previously registered the offer and sale of certain securities, including its common stock, par value $0.0001 per share (the “Common Stock”), preferred stock, par value $0.0001 per share (the “Preferred Stock”), debt securities (the “Debt Securities”), warrants to purchase shares of Common Stock, shares of Preferred Stock or Debt Securities (the “Warrants”) and units representing ownership of a share of Common Stock, a share of Preferred Stock, a Debt Security and a Warrant in any combination (the “Units” and, collectively with the Common Stock, the Preferred Stock, the Debt Securities and the Warrants, the “Securities”), having a proposed maximum aggregate offering price of $500,000,000 pursuant to its effective shelf registration statement on Form S-3 (File No. 333-257684), filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2021, as amended by Post-Effective Amendment No. 2 thereto, filed with the SEC on March 1, 2022, and Post-Effective Amendment No. 3 thereto, filed with the SEC on July 11, 2022 (as amended, the “Prior Registration Statement”). As of the date hereof, a balance of $270,000,000 of the Securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the Registrant is hereby registering the offer and sale of an additional $17,500,020 aggregate maximum amount of the Securities. The additional amount of the Securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining Securities available to be sold under the Prior Registration Statement.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act. Represents the registration fee only for the additional securities being registered.